UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
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iROBOT CORPORATION
(Name of Registrant as Specified in Its Charter)

RED MOUNTAIN PARTNERS, L.P. RMCP GP LLC RED MOUNTAIN CAPITAL PARTNERS LLC RED MOUNTAIN CAPITAL MANAGEMENT, INC. WILLEM MESDAG LAWRENCE S. PEIROS
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Red Mountain Partners, L.P., together with the other participants named herein, has filed a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of two director nominees at the 2016 annual meeting of stockholders of iRobot Corporation.

On March 18, 2016, Red Mountain delivered the following letter to the Chairman and Chief Executive Officer and the Board of Directors of iRobot Corporation, which was also posted by Red Mountain to www.iRobotproxycontest.com.

March 18, 2016

iRobot Corporation
8 Crosby Drive
Bedford, MA 01730
Attention:  Colin Angle, Chairman of the Board and Chief Executive Officer

Cc:  Board of Directors

Dear Colin,

As you know, Red Mountain Capital Partners LLC (“Red Mountain” or “we”) is the beneficial owner of 6.1% of the outstanding shares of iRobot Corporation (“iRobot” or the “Company”) and one of your largest shareholders.  We are disappointed that despite our repeated attempts to engage in a constructive dialogue with iRobot’s board of directors (the “Board”) regarding shareholder representation in the boardroom, we were unable to reach a mutually agreeable settlement that would have avoided an unnecessary election contest at the upcoming annual meeting.  Consequently, we have filed a preliminary proxy statement with the Securities and Exchange Commission in connection with the nomination of Larry Peiros and me for election to the Board.

Included below, and as set forth in the preliminary proxy statement, are the reasons that we believe that shareholder representation on the Board is necessary in order to ensure that the Company is being run in a manner consistent with the best interests of shareholders.

WE BELIEVE THAT SHAREHOLDER REPRESENTATION ON IROBOT’S BOARD IS
NEEDED NOW

For nearly a year, we have tried to engage in a constructive dialogue with iRobot’s Board and management team.  We have privately and publicly articulated our views on the challenges the Company faces and the value we believe that it can create over the long term.  However, notwithstanding the steps the Board has taken in response to our value enhancement plan, we have come to the conclusion that shareholder representation in the boardroom is necessary to ensure that:

•	the Board holds management accountable to shareholders,
•	the Board is responsive to shareholders, and
•	the Board maximizes shareholder value.

Our goal is to maximize the value of iRobot for all shareholders.  We believe the incumbent Board has failed to hold management accountable to maximize the value of the Company for its shareholders, and has reluctantly responded to shareholder concerns with respect to capital allocation and governance as a result of shareholder pressure.

We believe that shareholder representation is needed on the Board.  We have little confidence that the incumbent Board is committed to, or has shown it is capable of, maximizing shareholder value at iRobot.  We expect that the Company will continue to underperform unless our two highly qualified Nominees are elected at the Annual Meeting.  If elected, our Nominees would bring significant and relevant global consumer products operations expertise, capital allocation skills and best corporate governance practices to the Board, and would significantly increase the Board’s accountability to shareholders.  Our Nominees would endeavor to work constructively with the other independent directors to ensure that all ideas for maximizing shareholder value are fully explored.

We are concerned with the prolonged underperformance of the Company’s share price.

Prior to our Initial Schedule 13D filing on April 8, 2015, iRobot’s total shareholder returns had significantly underperformed the NASDAQ Composite Index over the previous one and three-year periods, and since the Company’s IPO in 2005.

Source: Bloomberg. Calculated as of close of business on April 7, 2015. Assumes reinvestment of dividends.

Since our Initial Schedule 13D filing in April 2015, iRobot’s total shareholder return has outperformed the NASDAQ Composite Index.  We believe that iRobot’s recent outperformance is partly in reaction to our value enhancement proposal and the steps the Company has taken in response to it.

Source: Bloomberg. Calculated as of close of business on March 17, 2016. Assumes reinvestment of dividends.

We believe that shareholders should be seriously concerned with the consistent underperformance of the Company’s share price under the leadership of the incumbent Board prior to our Initial Schedule 13D filing, and should consequently seek shareholder representation on the Board and the full implementation of our value enhancement plan.

We believe that the Board’s poor oversight of iRobot’s capital allocation and the lack of transparency in its financial reporting are key contributors to the Company’s chronic underperformance.

We believe that iRobot’s primary challenge is ineffective capital allocation.  The Company has consistently failed to generate returns on its invested capital that exceed its cost of capital since its IPO in 2005.  We consider the incumbent Board to be responsible for this chronically poor performance through its failure to hold management accountable for its capital allocation decisions.

We further believe that the lack of transparency in iRobot’s financial reporting has masked its history of poor capital allocation and has enabled management to continue funding money-losing businesses.  The Company’s financial reporting fails to disclose the operating profitability of each of its business segments and does not allocate corporate overhead and research and development expenses to each business segment and therefore, in our opinion, lacks transparency.  We believe that the Defense and Security business, which was sold in response to our proposed value enhancement plan, has been unprofitable for several years, and the Remote Presence business, which was de-emphasized in response to our proposed value enhancement plan, has never been profitable.  We believe that the profitability of the Home Robots business has subsidized the losses of the Defense and Security and Remote Presence businesses.  We believe that the Board enabled management to avoid scrutiny of its allocation of capital to these money-losing businesses by failing to ensure transparency in the Company’s financial reporting, and thus frustrating management and the Board’s accountability to shareholders.

We believe that the Board is not holding management accountable for maximizing the
Company’s value.

While the sale of the Defense and Security business and the de-emphasis of the Remote Presence business after the announcement of our proposed value enhancement plan are steps in the right direction, iRobot has announced that there will be no improvement in its operating income margin as a result and that its research and development expense budget will remain at 12% of Home Robots revenue.  We believe that the sale or discontinuation of unprofitable businesses should result in corresponding margin improvement in the remaining profitable business.  We do not believe that the Company should simply reallocate its corporate overhead and research and development expense to the Home Robots business.

We are concerned that the Board is not prepared to return the Company’s excess capital to shareholders.

iRobot generates approximately $50 million of free cash flow annually (excluding changes in working capital), and has approximately $250 million of cash on its balance sheet (pro forma for the sale of the Defense and Security business) which is roughly 25% of its market capitalization1.  After the announcement of our proposed value enhancement plan, the Board increased its stock repurchase program from $35 million to over $100 million and committed to repurchase $85 million worth of its outstanding shares in 2016 through an accelerated stock repurchase program.  While this is a step in the right direction, it is reactive and falls short of a serious commitment to return excess capital to shareholders. Notwithstanding its free cash flow and substantial cash balance, the Board has never declared a dividend.

1 Source: Public filings.

We are concerned that the Board is not aligned with shareholders as evidenced by its low level of stock ownership.

The incumbent Board collectively owns less than 4% of iRobot’s outstanding shares, and no incumbent director has made any open market purchases of iRobot shares from the Company’s IPO in 2005 until very recently.1  Furthermore, the long-tenured directors (or the shareholders they represented at the time of the IPO) have sold most, if not substantially all, of the stock they owned at the time of the IPO.  We believe that the low level of stock ownership by the incumbent Board evidences a lack of alignment between their interests and the interests of the Company’s current shareholders.  We believe the Board is in desperate need of new independent directors whose interests are better aligned with shareholders who have invested their own capital in the Company’s stock.  Red Mountain currently owns approximately 6.1% of the Company’s outstanding shares,2 substantially more than any individual director, and is exclusively focused on maximizing value for all shareholders.  If elected, our Nominees would bring a much needed shareholder perspective into the boardroom.

We are concerned with the incumbent Board’s reactionary approach to adopting corporate governance best practices.

While the Board’s recent changes to iRobot’s corporate governance practices (including the retirement of a long-tenured director and its intention to seek shareholder approval at the Annual Meeting to declassify the Board and to eliminate certain supermajority voting requirements from the Company’s governing documents) begin to address shareholder criticism of iRobot’s corporate governance practices, we believe that these actions are long overdue.  We also are troubled that these initiatives were announced only as a result of substantial shareholder pressure.  The Board had years to embrace governance best practices and the Company has been the subject of numerous shareholder proposals calling for the implementation of such practices.  We believe that there is still substantial work to be done to adopt governance best practices, including separating the currently combined roles of Chairman and Chief Executive Officer and further refreshing the Board to ensure its independence and alignment with shareholders.

2 Source: Public filings.
3 Source: Public filings.

We question the independence of the Company’s long-tenured directors.

We believe that further Board refreshment is critical to ensuring the Board’s independence and commitment to maximizing shareholder value. Until very recently, half of the incumbent directors had served on the Board since prior to iRobot’s IPO in 2005. The average tenure of these directors was over 17 years, a term of Board service that we believe can compromise a director’s independence. The recently announced retirement of George McNamee, who has served on the Board for 17 years, at the end of his current term at the Annual Meeting is a step in the right direction, but Board refreshment remains an issue at iRobot.

Our Nominees are aligned with the Company’s shareholders and have the experience and qualifications necessary to hold management accountable to maximize the value of the
Company for its shareholders.

We have identified two highly qualified, independent directors with relevant business and financial experience who we believe will bring a shareholder perspective into iRobot’s boardroom as well global consumer products operations skills, capital allocation expertise and extensive public company board experience.

Willem Mesdag is the Managing Partner of Red Mountain Capital Partners, LLC, an investment management firm that invests in undervalued small-cap public companies with a private equity approach.  He is also a former Partner and Managing Director of Goldman, Sachs & Co., where he provided the firm’s clients with capital markets, corporate finance and M&A advice over the course of 21 years.  Mr. Mesdag has served with distinction on seven public company boards.  He began his career as a securities lawyer at Ballard, Spahr, Andrews & Ingersoll.  He graduated with a J.D. from the Cornell Law School and a B.A. from Northwestern University.  We believe that Mr. Mesdag’s extensive advisory and public company board experience, coupled with his shareholder perspective, will enable him to work constructively with the other members of the Board to maximize shareholder value.

Lawrence S. Peiros is a seasoned business leader with over 30 years of experience in the consumer packaged goods industry. Most recently, he served as Chief Operating Officer and Executive Vice President of The Clorox Company, one of the most successful consumer products companies in the world.  Mr. Peiros has served with distinction on three public company boards.  He graduated with an M.B.A. from the Stanford Graduate School of Business and a B.A. from Dartmouth College.  We believe that Mr. Peiros will bring valuable experience to the Board in building global consumer brands, managing multi-national businesses, allocating capital and public company governance.

If elected at the Annual Meeting, our Nominees would work constructively with the other
Board members to address the concerns outlined above.

We believe that real and urgent change is needed on the Board of iRobot.  We have little confidence that the incumbent Board is committed to, or capable of, maximizing shareholder value.  We expect that the Company will continue to underperform unless our two highly qualified Nominees are elected at the Annual Meeting.  If elected, our Nominees would bring significant and relevant global consumer products operations expertise, capital allocation skills and best corporate governance practices to the Board, and would significantly increase the Board’s accountability to shareholders.  Our Nominees would endeavor to work constructively with the other independent directors to ensure that all ideas for maximizing shareholder value are fully explored.

*    *    *

Larry and I are hopeful that we will be given an opportunity to work constructively and collaboratively with you and the other members of the Board as representatives of the Company’s shareholders to maximize shareholder value.

Sincerely,

Willem Mesdag
Managing Partner

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Red Mountain Partners, L.P., together with the other participants named herein (collectively, “Red Mountain”), has filed a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of two highly qualified director nominees at the 2016 annual meeting of stockholders of iRobot Corporation, a Delaware corporation (the “Company”).

RED MOUNTAIN STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THESE MATERIALS WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR, D.F. KING & CO., INC., AT ITS TOLL-FREE NUMBER (866) 796-1271.

The participants in the proxy solicitation are Red Mountain Partners, L.P. (“RMP”), RMCP GP LLC (“RMCP GP”), Red Mountain Capital Partners LLC (“RMCP LLC”), Red Mountain Capital Management, Inc. (“RMCM”), Willem Mesdag and Lawrence S. Peiros.

As of the date hereof, RMP directly owns 1,782,500 shares of common stock, $0.01 par value per share, of the Company (the “Common Stock”). RMCP GP, as the general partner of RMP, may be deemed to beneficially own the 1,782,500 shares of Common Stock directly owned by RMP. RMCP LLC, as the managing member of RMCP GP, may be deemed to beneficially own the 1,782,500 shares of Common Stock directly owned by RMP. RMCM, as the managing member of RMCP LLC, may be deemed to beneficially own the 1,782,500 shares of Common Stock directly owned by RMP. Mr. Mesdag, as an executive officer and Managing Partner of RMCP LLC and the president, sole executive officer, sole director and sole shareholder of RMCM, may be deemed to beneficially own the 1,782,500 shares of Common Stock directly owned by RMP. As of the date hereof, Mr. Peiros directly owns 1,000 shares of Common Stock.